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                               EXHIBIT 11.1
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                        BIOPOOL INTERNATIONAL, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE

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                              1995            1994             1993
                          ___________     ___________      ___________


Net income for the year   $   140,817     $   705,331     $    360,729

Weighted avg. number
   of shares outstanding    7,907,494       7,880,033        7,352,554

Net income per share      $      0.02     $      0.09     $       0.05

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